Supplemental Agreement
for Stephen M. Rownd
     THIS AMENDED AND RESTATED SUPPLEMENTAL AGREEMENT, effective as of November 2, 2007, by and between First Charter Corporation, a corporation organized under the State of North Carolina (“First Charter”), and Stephen M. Rownd, a resident of the City of Charlotte, County of Mecklenburg, and State of North Carolina (“the “Executive”).
Preamble
     First Charter employs the Executive as its Group Executive Vice President and Chief Banking Officer, and the Executive devotes his time, attention, skill and efforts to the performance of duties on behalf of First Charter as described in his Amended and Restated Employment Agreement with First Charter dated November 2, 2007 (the “Employment Agreement”). In consideration of services rendered on behalf of First Charter and as an inducement for ongoing valuable services until retirement, First Charter agreed to provide a deferred compensation benefit to the Executive. First Charter and the Executive first entered into a Supplemental Agreement to provide that benefit effective December 19, 2001, and now agree to amend and restate the Supplemental Agreement, as permitted under its terms.
     In consideration of the Supplemental Agreement and mutual promises hereinafter contained, the parties hereto agree to the following Amended and Restated Supplemental Agreement:
ARTICLE I — DEFINITIONS
     The following definitions shall govern this Supplemental Agreement:
     1.1 “Beneficiary” means the person designated in writing by the Executive to receive any benefits due the Executive upon his death. If no such designation is made or if the designated person is not living at the death of the Executive, the Beneficiary shall be the Executive’s spouse, if living; otherwise, the Beneficiary shall be his estate.
     1.2 “Benefit” means the benefit that will be available to the Executive as described in Article III.
     1.3 “Benefit Distribution Date” means the first day of the first month beginning on or after the date the Executive has attained age 65 and terminated employment with First Charter.
     1.4 “Board of Directors’ means the board of directors of First Charter.
     1.5 “Disabled” means any of (a), (b), or (c) below:

          (a) The Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or entitlement to and receipt of disability benefits under a disability insurance program that pays benefits on the basis of the foregoing definition;
          (b) The Executive is, by reason of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving either (1) income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Executive ‘s employer or (2) disability benefits under a disability insurance program that pays benefits on the basis of the foregoing definition; or
          (c) The Executive is determined to be totally disabled by the Social Security Administration.
     The Board of Directors, in its sole discretion, shall determine if the Executive is Disabled upon certification thereof by a qualified physician selected by the Board of Directors after such physician examines the Executive.
     1.6 “Distribution Event” means an event upon which the Executive may become entitled to receive his Benefit as described in Article IV.
     1.7 “First Charter” means First Charter Corporation.
ARTICLE II — VESTING
     The Executive became 50% vested in his Benefit on January 1, 2006. On each January 1 thereafter on which the Executive has continued to be an employee of First Charter, Executive became and will continue to become vested in an additional 10% of his Benefit. The Executive shall vest in 100% of his Benefit on January 1, 2011 if he remains an employee of First Charter through such date, subject all times to the forfeiture provisions of Article VI.
     Furthermore, the Executive shall become 100% vested in his Benefit before January 1, 2011 if (i) he dies, (ii) he becomes Disabled or (iii) First Charter has a Change in Control (as such is defined in the Employment Agreement).
ARTICLE III — AMOUNT OF THE BENEFIT
     3.1 Following a Distribution Event, the Executive, if fully vested, shall receive a monthly benefit payment in the form of 120 monthly installments of $10,041.67 each, with a total of payments of $1,205,000 (the “Benefit”).
     3.2 Following a Distribution Event, the Executive, if not fully vested, shall receive a reduced monthly benefit payment in the form of 120 monthly installments. The amount of the monthly benefit payment is determined by the percent vested as indicated on the following table:

		Monthly Benefit
Vesting Adjustment		Payment to
Date	Percent Vested	Executive	Total of Payments
1/01/06	50%	$5,020.83	$602,500
1/01/07	60%	$6,025.00	$723,000
1/01/08	70%	$7,029.17	$843,500
1/01/09	80%	$8,033.33	$964,000
1/01/10	90%	$9,037.50	$1,084,500
1/01/11	100%	$10,541.67	$1,205,000
ARTICLE IV — DISTRIBUTION EVENTS
     The Benefit shall be paid to the Executive or the Executive’s Beneficiary upon the following events:
•	If the Executive’s employment is terminated on or after the Benefit Distribution Date, the Executive shall be entitled to payment of Ten Thousand Forty-One Dollars and 67 Cents ($10,041.67) per month for 120 monthly installments. Payment will begin as soon as practicable following the Executive’s termination of employment and in all events within ninety (90) days of such termination.

•	If the Executive’s employment is terminated by reason of his death or if the Executive’s death occurs after a Distribution Event but before full payment of the Benefit has been made to the Executive, the Beneficiary shall be entitled to the continuation of monthly installments of Ten Thousand Forty-One Dollars and 67 Cents ($10,041.67) per month, so that a total of 120 such installments are paid to the Executive and the Executive’s Beneficiary. Payment to the Beneficiary will begin (or continue to the Beneficiary) as soon as practicable following the Executive’s death and in all events within ninety (90) days of such death.

•	If the Executive becomes Disabled before reaching his Benefit Distribution Date and while in the employ of First Charter, the Executive shall be entitled to payment of Ten Thousand Forty-One Dollars and 67 Cents ($10,041.67) per month for 120 monthly installments. Payment will begin as soon as practicable following the date the Executive becomes Disabled and in all events within ninety (90) days of such event.

•	If the Executive’s employment is terminated before the Executive attains his Benefit Distribution Date for any reason other than the Executive’s death or becoming Disabled, the Executive shall be entitled to payment of the vested portion of the Benefit in 120 equal monthly installments in the amount indicated in Section 3.2. Payment will begin as soon as practicable following the date the Executive’s termination of employment and in all events within ninety (90) days of such termination and in all events within ninety (90) days of such event.

ARTICLE V — PAYMENT OF BENEFIT
     5.1 Form of Payment. As stated in Article IV, the Executive will receive his Benefit in 120 equal monthly installments in the applicable amount indicated in Article III. All monthly benefit installments will be paid in cash.
     5.2 Alternate Recipients. If, in the sole opinion of First Charter, the Executive or Beneficiary is physically or mentally incapacitated to properly receive such payments, First Charter may make (or cause to be made) payments to any member of the family of the Executive or Beneficiary, or for the use and benefit of the Executive or Beneficiary, or to any person or institution providing care for the Executive or Beneficiary. All payments so made shall fully discharge and acquit First Charter of its obligation to provide the Benefit to the amounts thereof.
     5.3 Withholding for Taxes. First Charter (or its paying agent, if payments are made by an insurance company or other provider under an annuity) shall withhold from any benefits payable under this Supplemental Agreement all federal, state, city, or other taxes, or qualified domestic relations order or divorce decree as shall be required pursuant to any law, government regulation or ruling, or court order.
ARTICLE VI — FORFEITURE OF BENEFIT
     Rights to any unvested payments of the Executive’s Benefit pursuant to this Supplemental Agreement shall be immediately forfeited if the Executive engages in any act that results in the Executive’s Termination for Cause (as defined in the Employment Agreement) or the breach of any covenant in the Employment Agreement.
ARTICLE VII — STATUS OF BENEFIT
     7.1 Accrual of Benefit. First Charter may use any reasonable accounting policy in accruing the Benefit, and shall accrue the Benefit on its books on a monthly basis. The amount accrued shall be segregated from other accounts on the books and records of First Charter as a contingent liability of First Charter to the Executive.
     7.2 General Creditor. The Executive shall be regarded as a general creditor of First Charter with respect to any rights derived by the Executive from the existence of this Supplemental Agreement or the existence or amount of the liability. Title to and beneficial ownership of any assets, whether cash, investments, life insurance policies, or other assets that First Charter may intend to use as a source of payment, shall at all times remain with First Charter. The Executive and his Beneficiary shall not have any property interest whatsoever in any specific assets of First Charter.
     7.3 Liability of First Charter. Nothing in this Supplemental Agreement shall constitute the creation of a trust or other fiduciary relationship between First Charter and the Executive or between First Charter and the Beneficiary or any other person. First Charter shall not be considered a trustee by reason of this Supplemental Agreement.

ARTICLE VIII — CLAIMS AND REVIEW PROCEDURE
     In the event that any claim for benefits that must initially be submitted in writing to the Board of Directors, is denied (in whole or in part) hereunder, the claimant shall receive from First Charter a notice of denial in writing within 60 days, written in a manner calculated to be understood by the claimant, setting forth the specific reasons for denial, with specific reference to pertinent provisions of this Supplemental Agreement.
     Any disagreements about such interpretations and construction shall be submitted to an arbitrator subject to the rules and procedures established by the American Arbitration Association. The arbitrator shall be acceptable to both First Charter and the Executive (or Beneficiary); if the parties cannot agree on a single arbitrator, the disagreement shall be heard by a panel of three arbitrators, with each party to appoint one arbitrator and the third to be chosen by the other two.
     No member of the Board of Directors shall be liable to any person for any action taken under Article VIII except those actions undertaken with lack of good faith.
ARTICLE IX — THE SUPPLEMENTAL AGREEMENT
     9.1 Assignment. Except for the designation of the Beneficiary by the Executive, no rights under this Supplemental Agreement may be assigned, transferred, pledged or encumbered by the Executive or the Beneficiary except by will or by North Carolina interstate laws or other laws of descent and distribution. This Supplemental Agreement may be assigned by First Charter only (i) if First Charter or substantially all of its assets are purchased by another entity or are merged into the assets of another entity, and such entity specifically assumes First Charter’s obligations thereunder, or (ii) with the prior written consent of the Executive.
     9.2 Supplemental Agreement Binding. This Supplemental Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective next of kin, successors, assigns, heirs, personal representatives, executors, administrators, and legatees. First Charter shall not merge or consolidate with any other entity or reorganize unless and until such succeeding and continuing entity agrees to assume and discharge the obligations of First Charter under this Supplemental Agreement. Upon such assumption, the term First Charter as used in this Supplemental Agreement shall be deemed to refer to such successor to First Charter. The Board of Directors, at its sole discretion, reserves the right to amend, revise, or terminate this Supplemental Agreement with respect to future benefits only, but the Executive’s consent must be obtained for all other amendments or revisions.
     9.3 Entire Agreement. This document constitutes the entire understanding between the parties as to the provision of supplemental retirement benefits hereunder by First Charter to the Executive. This Amended and Restated Supplemental Agreement supersedes the Supplemental Agreement that was entered into between the parties effective December 19, 2001, and may only be modified, altered, or amended by prior written approval and consent of Executive and First Charter with respect to Executive’s right to or the payment of vested Benefits.

ARTICLE X — MISCELLANEOUS
     10.1 No Guarantee of Employment. Nothing in this Supplemental Agreement shall be construed as guaranteeing future employment to the Executive. The Executive continues to be an employee of First Charter subject to the Employment Agreement.
     10.2 Not “Compensation” for Other Purposes. Any deferred compensation payable under this Supplemental Agreement (or the actuarial or the net present value of any such payments) shall not be deemed salary or other compensation to the Executive for purposes of any qualified retirement plans maintained by First Charter, any incentive bonus plans, or for purposes of any other fringe benefit obligations of First Charter.
     10.3 Governing Law. This Supplemental Agreement shall be construed in accordance with and governed by the laws of the State of North Carolina, except to the extent such laws are preempted by federal laws and regulations.
     10.4 Plan to Comply with Code Section 409A.
          (a) This Supplemental Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance issued thereunder to the extent that such section is applicable. Accordingly, notwithstanding any other provision of the Plan, the Board of Directors may amend this Supplemental Agreement at any time to the extent required to comply with Code section 409A and the guidance issued thereunder or to ensure that any portion, or all, of the compensation provided under this Supplemental Agreement will not be subject to section 409A, as the Board of Directors may determine to be necessary or appropriate.
          (b) Each provision of this Supplemental Agreement that involves the deferral of compensation that is subject to Code section 409A shall be interpreted in a manner that complies with such section, and each provision that conflicts with such requirements shall be neither valid nor enforceable. This Supplemental Agreement may not be amended in any way to accelerate the payment of any amounts credited to the Executive’s Benefit as of the effective date of such amendment, except as may be permitted by Code section 409A and the guidance issued thereunder.
          (c) Notwithstanding any provision of this Supplemental Agreement, the Board of Directors may terminate this Supplemental Agreement at any time under any circumstances permitted by section 409A (and the guidance issued thereunder) and, if the Board of Directors so desires, cause the Benefit (or the remaining, unpaid portion thereof) to be paid out in lump sum payments in cash as soon as practicable following such termination.
          (d) First Charter and the Executive further acknowledge that if the Executive is determined to be a “specified employee” as such term is defined in section 409A of the Code on the termination of the Executive’s employment, that certain payments to the Executive under this Agreement may be required to be postponed to comply with section 409A. Thus, the parties agree that, in such event, any payments that are so postponed will be paid to the Executive, without interest, on the first day of the calendar month following the end of the required postponement period.
          (e) Executive acknowledges that any tax, interest and/or penalty resulting from non-compliance with section 409A of the Code is his responsibility and not that of First Charter or any successor.
     IN WITNESS WHEREOF, the Parties have entered into this amended and restated Supplemental Agreement as of the 2nd day of November, 2007.

FIRST CHARTER CORPORATION

By:	/s/ Josephine P. Sawyer
Name: Josephine P. Sawyer
Title: Executive Vice President Human Resources

/s/ Stephen M. Rownd

Stephen M. Rownd
Executive Vice President and
Chief Banking Officer